UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Lifeline Systems, Inc.

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This filing consists of the transcript of a conference call held by Lifeline Systems, Inc. (the “Company”) discussing its announcement of the Agreement and Plan of Merger entered into on January 18, 2006 among the Company, Koninklijke Philips Electronics N.V., a company incorporated in The Netherlands (“Philips”), and DAP Merger Sub, Inc., a Massachusetts corporation and an indirect, wholly-owned subsidiary of Philips.

FINAL TRANSCRIPT

Jan. 19. 2006 / 4:30PM, LIFE—Lifeline Systems, Inc. Acquired by Royal Philips Electronics—Conference Call

CORPORATE PARTICIPANTS

Mark Beucler

Lifeline Systems, Inc.—Chief Financial Officer

Ron Feinstein

Lifeline Systems, Inc.—Chief Executive Officer

CONFERENCE CALL PARTICIPANTS

Howard Hunter

Unidentified Company—Analyst

Ryan Daniels

William Blair & Company—Analyst

Scott Van Winkle

Adams Harkness—Analyst

Michael Levitt (ph)

Unidentified Company—Analyst

Ari Hearts (ph)

Unidentified Company—Analyst

Andren Drew Minu (ph)

Unidentified Company—Analyst

Randy Hague (ph)

Unidentified Company—Analyst

Donald Moore (ph)

Unidentified Company—Analyst

PRESENTATION

Operator

Good day and welcome everyone to the Lifeline Systems Conference Call. Today’s call is being recorded. With us this afternoon is Chief Financial Officer, Mark Beucler and Chief Executive Officer, Ron Feinstein. At this time, I would like to turn the call over to Mr. Beucler. Please go ahead, sir.

Mark Beucler —Lifeline Systems, Inc.—Chief Financial Officer

Thank you everyone, for joining us. Our discussion will be limited to the transaction with Royal Phillips Electronics we announced this morning. We expect to hold our regular conference call regarding fourth quarter results next month. I’d like to remind everyone that the statements made during this call regarding the anticipated effects, timing and completion of the proposed transaction, as well as any other predictions, estimates or expectations constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and could cause actual results to differ materially. You should refer to our recent SEC filings and public announcements for a detailed list of risk factors. In addition, please see our press release sent out earlier today for further details. I’ll now turn the call over to our President and Chief Executive Officer, Ron Feinstein.

Ron Feinstein —Lifeline Systems, Inc.—Chief Executive Officer

Thanks Mark. And hello, everyone. Thanks for joining us. I’ll start with some comments on today’s announcement. Mark will follow up on the specifics of the deal, then we’ll open the call for your questions. The transaction we announced this morning begins the next phase of Lifeline’s corporate evolution and growth. It’s an exciting milestone for everyone connected with Lifeline, combining Phillips and Lifeline will open the door to numerous new opportunities for us to extend our value proposition more broadly. Opportunities that were beyond our reach as the stand-alone company.

We expect the transaction to unlock significant value for all of our shareholders who received $47.75 per share in cash in return for the stock that they hold. In addition, the Phillips financial resources technology, expertise and global market presence we believe we will be able to expand our business far faster than we could on our own. We’ll also be in a far stronger position to develop and deliver innovative technology based products and services for future generations of seniors. For these reasons, we believe the proposed transaction represents excellent value not only for shareholders, but also for our employees and hospital program partners as well as our subscribers and their caregivers. We anticipate that joining with Phillips will enable Lifeline to help many more seniors age in place with security and dignity and thus maintain their independence and quality of life. We view the transaction as an important step towards making Lifeline an important significant player in the personal emergency response and senior living industries. Not only in our existing markets in north America, but ultimately around the world.

Today’s announcement represents our belief that given the underlying trends, including the aging of our society and rapid changes in health care, our worldwide opportunities following this transaction will far exceed our capacities as a stand-alone company. We’re thrilled to be involved in a transaction that we believe represents the best option for delivering value for our shareholders, employees and the entire Lifeline community. As anyone familiar with the global technology business knows, Royal Phillips Electronics is a tremendously successful enterprise. It’s Europe’s largest electronics company with activities in three complimentary domains in health care, lifestyle, and technology. Phillips has leadership positions in numerous vertical markets, the most relevant for us being medical diagnostic imaging and patient monitoring. As well as an exciting technology driven consumer health and wellness business.

Operating is a part of this business we expect to be in an even stronger position to continue pursuing the strategy we’ve been articulating for the past few years. That is improving service profitability, accelerating organic subscriber growth and expanding our presence in the senior living market. Most important with Phillips extensive resources, we can insure that as we grow, Lifeline will continue to provide the caring high quality services that our health care channel partners, subscribers and caregivers have come to expect from us over the past 30 plus years. Again this is an exciting day for everyone in the Lifeline family. I’ll now turn the call over to Mark for some additional details.

Mark Beucler —Lifeline Systems, Inc.—Chief Financial Officer

Thanks, Ron. Under the terms of the agreement, which our board of directors has voted to approve, Phillips will pay $47.75 in cash for each share of common stock of Lifeline. The purchase price represents approximately 45% premium over the average closing price over the past 90 days. Closing of the transaction is expected to take place in the second quarter of 2006, subject to, among other things, regulatory clearance, approval by our shareholders and other customary closing conditions. A special meeting of our shareholders will be scheduled as soon as possible following preparation and filing of the proxy materials with the SEC. We do not expect the transaction to have a significant impact on the day-to-day operations of our business. Lifeline will continue to be head quartered in Framingham, Massachusetts, as Ron said, the success of the transaction will depend on our continuing to innovate and grow our business, as well as our maintaining the high levels of caring and service for which we are known and respected. With that, Ron and I will take your questions. Operator, please go ahead with the q & a session.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Your first question comes from Howard Hunter.

Howard Hunter —Unidentified Company—Analyst

Hi, Ron and Mark. First of all, congratulations. My question is, will Lifeline continue to be an autonomous marketing organization as it was planned in the previous merger, or will you be mainly reporting to Phillips?

Ron Feinstein —Lifeline Systems, Inc.—Chief Executive Officer

Well, Larry, it’s good to hear your voice. I think that the post merger integration that we envision really has Lifeline continuing to operate as a very important stand-alone business within the Phillips portfolio, but having access to technologies and products from their portfolios that we wouldn’t have an opportunity to have on our own. So, I see us having the driving role and continuing to develop market penetration in North America.

Howard Hunter —Unidentified Company—Analyst

Thank you. And again, congratulations.

Operator

Your next question comes from Ryan Daniels.

Ryan Daniels —William Blair & Company—Analyst

Hey, guys. Congratulations on the deal and more generally the shareholder value you guys have created over the past several years. Just a couple of different questions. I guess regarding the acquisition agreement, are there any unique milestones that you guys need to hit to drive the deal forward with subscribers or revenue over the first few quarters or is it pretty much a done deal?

Mark Beucler —Lifeline Systems, Inc.—Chief Financial Officer

Hi, Ryan, it’s Mark. You’ll see in a few weeks when we file our proxy materials that all of those details will be included in that filing. You can assess the likelihood of closure at that point.

Ryan Daniels —William Blair & Company—Analyst

All right. Fair enough. And then can you maybe just talk a little bit about big picture, what drove you guys to the acquisition? Obviously a pretty bright future in the consumer-driven — pardon me, D to C marketing programs taking off. Was it something you approached them to help grow your business? Did they approach you, given interest? Or was the Company — I don’t want to say for sale, but did you look at alternatives to sell the organization?

Ron Feinstein —Lifeline Systems, Inc.—Chief Executive Officer

Ryan, I’ll try and make some comments on that. The Company was not for sale and was being offered independently. Focused, as you know, on our market segment. I think Phillips has understood in their strategies that the evolution of the consumer health and wellness on a global basis is a great opportunity. And as they looked at implementing this strategy in North America, they needed an important platform as a spring board to grow what it is expected to become a very large business over the next several years. They have very ambitious goals in both market development and acquisition. And they clearly saw our service model as an opportunity to take their product and hardware competencies and marry them with ours to move into a broader offering for the elderly.

Operator

Your next question comes from Scott Van Winkel. Thank you.

Scott Van Winkle —Adams Harkness—Analyst

Congratulations for me as well. Were there other suiters out there? Did you go through an auction process after Phillips approached you?

Mark Beucler —Lifeline Systems, Inc.—Chief Financial Officer

Scott, we’re not discussing that at this point.

Scott Van Winkle —Adams Harkness—Analyst

Okay.

Mark Beucler —Lifeline Systems, Inc.—Chief Financial Officer

Okay?

Operator

Your next question comes from[Michael] [Levitt.]

Michael Levitt —Unidentified Company—Analyst

Congratulations, guys. Curious to know, is there a breakup fee and, if so, how much?

Mark Beucler —Lifeline Systems, Inc.—Chief Financial Officer

Michael, it’s Mark. You’ll see in the proxy materials, all those details will be included.

Michael Levitt —Unidentified Company—Analyst

Okay. Thank you. My other questions have been answered.

Operator

Your next question comes from [Ari] [Hearts].

Ari Hearts —Unidentified Company—Analyst

Thank you. Are there any voting agreements?

Mark Beucler —Lifeline Systems, Inc.—Chief Financial Officer

Again, it’s Mark. All of the details of the transaction will be included in the proxy materials.

Ari Hearts —Unidentified Company—Analyst

When is that expected?

Mark Beucler —Lifeline Systems, Inc.—Chief Financial Officer

Within the next few weeks.

Ari Hearts —Unidentified Company—Analyst

Okay.

Operator

[OPERATOR INSTRUCTIONS] Your next question comes from [Andrean] [Drew Minu].

Andren Drew Minu —Unidentified Company—Analyst

Hi, guys. I’m wondering how many employees you have in framingham and who the executive board will be continuing with the new company and under what terms, what position that that person will have within the new company.

Ron Feinstein —Lifeline Systems, Inc.—Chief Executive Officer

It’s Ron Feinstein speaking. I think we have about 850 or more employees in total. If we subtract Canada and our field organizations, we probably have over 600 in the Framingham area. I will be staying on. I was director as well as CEO of the Company. I’ll be staying on with the new business in the capacity of Chief Executive Officer of Lifeline and Executive Vice President of Domestic Compliance and Personal Care reporting to Europe.

Ari Hearts —Unidentified Company—Analyst

Okay. And are there going to be any employee losses anywhere due to the acquisition by Phillips?

Ron Feinstein —Lifeline Systems, Inc.—Chief Executive Officer

We do not expect any material changes certainly not in the first year. As you transition from a public company to a part of another organization, there’s certain public company costs that go with it that are a very small part of the process over the long poll, I would expect that the growth opportunities that are going to be available to us through the Phillips portfolio will generate growth and more opportunities and not activities that would destabilize our workforce or our culture.

Operator

Your next question comes from Randy [Hague.]

Randy Hague —Unidentified Company—Analyst

Ron, Mark, how are you?

Ron Feinstein —Lifeline Systems, Inc.—Chief Executive Officer

Good. How are you?

Randy Hague —Unidentified Company—Analyst

Great, thanks. I just wanted to say thank you for creating all this value over the last ten years.

Ron Feinstein —Lifeline Systems, Inc.—Chief Executive Officer

Thank you very much.

Randy Hague —Unidentified Company—Analyst

Good luck with the new organization.

Ron Feinstein —Lifeline Systems, Inc.—Chief Executive Officer

Thank you very much. That was nice of you.

Operator

[OPERATOR INSTRUCTIONS] Your next question comes from Donald [Moore].

Donald Moore —Unidentified Company—Analyst

Hi, guys. My question is, what effect will all of this have on the one source program currently underway with Lifeline.

Ron Feinstein —Lifeline Systems, Inc.—Chief Executive Officer

I don’t think that the change of control is going to have any impact whatsoever on our marketing strategies and our distribution strategies including the model. You refer to the one source which we help our community hospitals with some of the value chain activities. I don’t think this will have any bearing on it whatsoever? If it does, it’s only a positive one in support of the strategy.

Donald Moore —Unidentified Company—Analyst

Thank you.

Mark Beucler —Lifeline Systems, Inc.—Chief Financial Officer

I’d like to just add something to the call here. Clarification. The merger agreement has been filed with the SEC as part of our 8-K, today. So many of the details and the questions that you’re asking are available for you to research.

Operator

[OPERATOR INSTRUCTIONS] Gentlemen, we have no further questions. Do you have any other remarks?

Ron Feinstein —Lifeline Systems, Inc.—Chief Executive Officer

No I’ll just make the closing comment that I want to thank those who dialed in today. Thank those that offered some kind words and conclude the call. Thank you very much.

Operator

Thank you again for your participation in today’s teleconference. You may now disconnect.

Important Additional Information Will Be Filed with the SEC

Lifeline plans to file with the Securities and Exchange Commission and mail to its shareholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Lifeline, Philips, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Lifeline and Philips through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Lifeline by contacting Investor Relations, Lifeline Systems, Inc., 111 Lawrence Street Framingham, MA 01702, (508) 988-1000.

Lifeline and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Agreement. Information regarding Lifeline’s directors and executive officers is contained in Lifeline’s Annual Report on Form 10-

K for the year ended December 31, 2004, its Current Report on Form 8-K dated February 8, 2005, its proxy statement dated April 5, 2005, its Current Report on Form 8-K dated August 18, 2005, its Current Report on Form 8-K dated December 13, 2005, and its Current Report on Form 8-K dated January 10, 2006, which are filed with the SEC. As of January 16, 2006, Lifeline’s directors and executive officers and their affiliates beneficially owned approximately 2,531,805 shares, or 16.75%, of Lifeline’s common stock. All outstanding options for Lifeline common stock, whether or not vested, including those held by current directors and executive officers, will be cashed out in the merger based on the $47.75 per share purchase price. In addition, in connection with the execution of the Agreement, Ronald Feinstein, Lifeline’s President and Chief Executive Officer, entered into an Employment Agreement with a wholly owned subsidiary of Philips. A more complete description of these arrangements will be available in the Proxy Statement when it is filed with the SEC.

Safe Harbor for Forward-Looking Statements

Statements in this filing regarding the proposed transaction between Philips and Lifeline, the expected timetable for completing the transaction, financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Philips or Lifeline managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: shareholders could not vote to approve the transaction; regulatory approvals might not be obtained; the ability to consummate the transaction, and the other factors described in Lifeline’s Annual Report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report filed with the SEC. Lifeline disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.